Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 30, 2012 with respect to the consolidated financial statements and schedules included in the 2011 Annual Report of Resource Real Estate Opportunity REIT, Inc. on Form 10-K for the year ended December 31, 2011 which are incorporated by reference in this Post-effective Amendment No. 8 to the Registration and Prospectus on Form S-11 (File No 333-160463). We consent to the incorporation by reference in the Registration Statement and Prospectus of the aforementioned report and to the use of our name as it appears under the caption “Experts”.

/s/ GRANT THORNTON LLP

Philadelphia, Pennsylvania April 16, 2012